Exhibit 99.1

NEWS RELEASE

CONTACT:

Investors and Media:

Brendan Harrington, Interim Chief Executive Officer

(716) 887-7244

CTG REPORTS 2014 FOURTH QUARTER AND FULL YEAR RESULTS

•	DILUTED EPS FOR THE 2014 FOURTH QUARTER WAS $0.08 VS. $0.22 FOR THE 2013 FOURTH QUARTER

•	EXCLUDING CHARGES, 2014 FOURTH QUARTER DILUTED EPS WOULD HAVE BEEN $0.21, AT MIDPOINT OF GUIDANCE

•	STRONG BALANCE SHEET WITH NO DEBT AND A $40.9 MILLION CASH POSITION

•	BOARD OF DIRECTORS DECLARED CASH DIVIDEND OF $0.06 PER COMMON SHARE

•	ADAPTING OUR BUSINESS TO A CHANGING HEALTHCARE MARKET

•	UPDATE ON PERMANENT CEO SEARCH

BUFFALO, N.Y. — February 24, 2015 — CTG (NASDAQ: CTG), an information technology (IT) solutions and services company, announced its financial results for the 2014 fourth quarter and full year which ended on December 31, 2014.

Net income per diluted share for the 2014 fourth quarter was $0.08, compared with $0.22 in the 2013 fourth quarter. Earnings in the 2014 fourth quarter included previously disclosed costs of $1.2 million, net of tax, or $0.07 of net income per diluted share, associated with the death of CTG Chairman and Chief Executive Officer James R. Boldt under the terms of his employment agreement. The Company also recorded a non-cash impairment charge of $0.9 million, net of tax, or $0.06 of net income per diluted share, to write off the net book value of its medical fraud, waste, and abuse (FWA) software solution. Excluding these charges, net income per diluted share for the 2014 fourth quarter would have been $0.21, in line with the midpoint of guidance previously provided and 5% below the 2013 fourth quarter.

CTG Interim Chief Executive Officer Brendan M. Harrington commented, “The charges taken in the fourth quarter significantly reduced earnings for the quarter and full year. Excluding these charges, we were able to mitigate most of the effect of lower revenue and earnings from electronic health record (EHR) implementation projects in the quarter with the contribution from a large medical analytics project that was completed at the end of 2014.”

2014 Fourth Quarter Review

Dollar amounts in thousands except per share data:

	Dec. 31, 2014		Dec. 31, 2013	$ Change	% Change
Revenue	$98,266		$102,735	$(4,469)	(4)%
Operating income	$1,636	*	$6,092	$(4,456)	(73)%
Operating Margin	1.7	%*	5.9%
Net income	$1,225	*	$3,704	$(2,479)	(67)%
Net income per diluted share	$0.08	*	$0.22	$(0.14)	(64)%

*	Includes the effect of expenses in the 2014 fourth quarter of $2.0 million, or $1.2 million net of tax, or $0.07 of net income per diluted share, associated with the death of the Company’s CEO, and a non-cash charge of $1.5 million, or $0.9 million net of tax, or $0.06 of net income per diluted share, to write off the value of the Company’s investment in its medical fraud, waste, and abuse software solution offering

The decline in the 2014 fourth quarter operating margin reflects the impact of the aforementioned charges, lower margins on healthcare solutions revenue, and a shift in business mix to a higher proportion of lower margin staffing business. Additionally, foreign currency exchange fluctuations had a $1.6 million unfavorable effect on revenue in the quarter compared with a $0.9 million favorable effect in the 2013 fourth quarter. The effective tax rate for the 2014 fourth quarter was 23.8% compared with 38.4% for the 2013 fourth quarter due to the realization of federal research and development and work opportunity tax credits of $0.02 per share in the 2014 fourth quarter as a result of new legislation passed in late 2014.

CTG Interim Chief Financial Officer John M. Laubacker commented, “Excluding charges, fourth quarter earnings were consistent with the guidance provided in our third quarter earnings release, while revenue was 3% below the midpoint of the guidance. The impairment charge for the FWA solution reflects nominal sales results in recent years and the uncertainty of sales for the foreseeable future given that the payer market is currently focused on other business priorities, including the cost and time required to comply with healthcare reform mandates.”

2014 Full Year Review

Dollar amounts in thousands except per share data:

	2014		2013	$ Change	% Change
Revenue	$393,268		$419,036	$(25,768)	(6)%

Operating income	$17,152	*	$24,727	$(7,575)	(31)%

Operating margin	4.4	%*	5.9%
Net income	$10,350	*	$15,679	$(5,329)	(34)%
Net income per diluted share	$0.64	*	$0.92	$(0.28)	(30)%

*	Includes the effect of expenses in the 2014 fourth quarter of $2.0 million, or $1.2 million net of tax, or $0.07 of net income per diluted share, associated with the death of the Company’s CEO, and a non-cash charge of $1.5 million, or $0.9 million net of tax, or $0.06 of net income per diluted share, to write off the value of the Company’s investment in its medical fraud, waste, and abuse software solution offering

Excluding charges taken in the 2014 fourth quarter, net income per diluted share for 2014 would have been $0.77, in line with the midpoint of guidance previously provided and 16% below the 2013 full year. The decline in the operating margin for 2014 primarily reflects the impact of the aforementioned charges, lower margins on healthcare solutions revenue, and a higher proportion of less profitable staffing business.

Reconciliation of GAAP to Non-GAAP Information

The Company has referenced non-GAAP diluted earnings per share in this news release. The Company believes that the use of non-GAAP financial information provides useful information to investors to gain an overall understanding of its current financial performance and prospects. Specifically, the Company believes the non-GAAP information as presented excludes expenses that the Company believes are not indicative of its core operating results. The reconciliation of GAAP to non-GAAP diluted earnings per share for the year ended December 31, 2014 is as follows:

For the year ended:	Dec. 31, 2014

GAAP diluted earnings per share	$0.64
Costs associated with death of CEO	0.07
Write-off of FWA tool	0.06

Non-GAAP diluted earnings per share	$0.77

The reconciliation of GAAP to non-GAAP diluted earnings per share for the quarter ended December 31, 2014 is as follows:

For the quarter ended:	Dec. 31, 2014

GAAP diluted earnings per share	$0.08
Costs associated with death of CEO	0.07
Write-off of FWA tool	0.06

Non-GAAP diluted earnings per share	$0.21

Shareholder Dividend

The Company also announced that CTG’s Board of Directors declared a quarterly cash dividend of $0.06 per common share payable on April 1, 2015 to shareholders of record on March 20, 2015.

Stock Repurchase Program

CTG repurchased 113,000 of its shares in the 2014 fourth quarter at an average price of $8.74 per share. In 2014, the Company repurchased 499,000 shares at an average price of $14.85 per share. In January 2015, the Company extended its 10b5-1 stock repurchase plan to facilitate the repurchase of its common stock during its self-imposed blackout periods prior to the announcement of quarterly results. On February 24, 2015, approximately 573,000 shares were available under its current repurchase authorizations.

2015 Guidance

CTG is issuing the following initial guidance for 2015 based on its current business activity, pipeline, and forecast:

2015 First Quarter (66 billing days vs. 62 in 2014)	Range	Range midpoint	Change from 2014 first quarter at range midpoint
Revenue	$97 - $99 million	$98 million	0%

Net income per diluted share	$0.07 - $0.09	$0.08	-58%

2015 Full Year (Projected tax rate of 38% to 40%)	Range	Range midpoint	Change from 2014 at range midpoint

Revenue	$375-$395 million	$385 million	-2%

Net income per diluted share	$0.35 - $0.45	$0.40	-38%

Guidance for the 2015 first quarter and full year reflects the completion of a large data analytics project in the 2014 fourth quarter, a reduction in higher margin EHR implementation revenue, a significant decline in the value of the Euro as compared with the U.S. dollar, and limited revenue contribution from data analytics offerings. Guidance also reflects modest increases in revenue from the Company’s staffing business, and an increase in local currency in our European operations. Reductions in market demand for our healthcare services and the shifting mix to lower margin staffing business is also expected to result in lower overall operating margins in 2015.

Mr. Harrington commented, “Moving into 2015, we expect it will be a challenging year, as we mentioned in our October earnings release, but continue to remain focused on driving our business forward and providing significant value to our clients. The needs of our healthcare clients are changing, and we are responding to these changes by expanding our offerings in advisory services tied to population health management, cost reduction, and performance improvement initiatives. These investments are beginning to produce positive results with a large application management engagement and several new consulting projects the Company secured in 2014.”

Taking Action to Adapt our Business to a Changing Healthcare Market

Entering 2015, the Company is facing some carryover challenges in its healthcare business from the second half of 2014 as the transformation of the U.S. healthcare industry continues to evolve. EHR implementation spending has declined as many organizations’ EHRs have gone live while others are primarily using internal resources to support implementation activities. Many providers and payers are holding off in the short term on making significant IT investments while determining the best way to move forward under new pay-for-performance business models being introduced with healthcare reform.

To address these challenges and begin to improve performance trends, the Company’s business plan for the year expands its focus in several key areas:

•	Enhancing healthcare IT consulting offerings including population health management, revenue cycle management and ICD-10, application management, and EHR performance optimization

•	Increasing European business in the healthcare, government, and financial services sectors

•	Growing the Company’s staffing business to continue support of large clients’ IT needs as well as a major new preferred supplier relationship with a Fortune 100 global manufacturer

•	Driving continuous improvements in operational efficiency

Mr. Harrington commented, “There are multiple emerging new business opportunities as healthcare organizations look to reduce costs, comply with health reform mandates and initiatives, and optimize their significant EHR investments. These new opportunities will help CTG adapt to a decline in EHR spending and IT investments by healthcare organizations, which impede our ability to grow CTG’s revenue and earnings in 2015. Given CTG’s experience in the healthcare provider and payer markets, we are in a favorable position to capitalize on these opportunities in 2015 and beyond. Our staffing and European businesses are both very solid, expected to grow this year, and generate a significant amount of revenue and provide a steady cash flow that has helped us invest in our business without incurring debt.”

Mr. Harrington concluded, “We are currently in a transition period for our healthcare business, which we believe will ultimately provide new opportunities to renew revenue and earnings growth. The transformational changes taking place in the healthcare industry will require significant investments in information technology from our clients that we are prepared to benefit from as a leading full service provider of health IT services. In the interim, we are confident in our ability to manage through this transition period based on the diversity of CTG’s business, continued cost control, financial strength, and the investments we are making in our healthcare business to best position it for the future.”

Update on CEO Search

CTG’s Board of Directors remains focused on the ongoing search process for a permanent CEO of the Company. As mentioned on the third quarter earnings conference call, the Company has hired a leading executive search firm, Heidrick & Struggles, to identify the most qualified candidates for the position. The Board of Directors remains committed to a thorough and expedient search process, with the end goal of finding the best candidate for this position. The Board is confident in the progress it has made to this point in narrowing the candidates, and looks forward to naming the CEO in the near term.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, business strategy and expectations for 2015, and statements related to cost control, new business opportunities, business wins, market demand, and other attributes of the Company. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, feedback from existing and potential new customers, current and proposed legislation and governmental regulations that may affect the Company and/or its customers, and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the dependence on orders from certain customers and their degree of concentration, the uncertainty of customers’ implementation of cost reduction projects, the effect of healthcare reform mandates and initiatives, the mix of work and revenue between staffing and solutions, currency exchange risks, and new changes in government regulations and laws that affect the IT industry and the industries in which the Company’s clients operate. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2013 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Conference Call and Webcast

CTG will hold a conference call to discuss its financial results and business strategy on Tuesday, February 24, 2015 at 8:30 a.m. Eastern Standard Time. CTG Interim Chief Executive Officer Brendan Harrington will lead the call. Interested parties can dial in to 1-888-276-0010 between 8:10 a.m. and 8:20 a.m. and ask for the CTG conference call. A replay of the call will be available between 10:30 a.m. Eastern Standard Time February 24, 2015 and 11:00 p.m. Eastern Standard Time February 27, 2015 by dialing 1- 800-475-6701 and entering the conference ID number 341050. A live webcast of the call will be available on CTG’s web site: http://www.ctg.com. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, technology services, energy, and financial services. As a leading provider of IT and business consulting services to the healthcare market, CTG offers healthcare institutions, physician practices, payers, and related organizations a full range of offerings to help them achieve clinical, operational, and financial goals. CTG has developed for the healthcare provider and payer markets unique, proprietary analytics solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by nearly 50 years’ experience, proprietary methodologies, and an ISO 9001-certified management system, CTG has a proven track record of delivering high-value, industry-specific solutions. CTG has approximately 3,800 employees and operates in North America and Western Europe. CTG posts news and other important information on the Web at www.ctg.com.

Financial statements follow.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Year Ended
	Dec. 31, 2014	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2013

Revenue	$98,266	$102,735	$393,268	$419,036
Direct costs	80,095	80,455	313,930	330,327
Direct cost as a percent of revenue	81.5%	78.3%	79.8%	78.8%
Selling, general and administrative expenses	16,535	16,188	62,186	63,982

SGA as a percent of revenue	16.8%	15.8%	15.8%	15.3%
Operating income	1,636	6,092	17,152	24,727
Operating margin	1.7%	5.9%	4.4%	5.9%
Other expense, net	(29)	(82)	(214)	(388)

Income before income taxes	1,607	6,010	16,938	24,339
Provision for income taxes	382	2,306	6,588	8,660

Effective tax rate	23.8%	38.4%	38.9%	35.6%
Net income	$1,225	$3,704	$10,350	$15,679

Net income per share:
Basic	$0.08	$0.24	$0.68	$1.02

Diluted	$0.08	$0.22	$0.64	$0.92

Weighted average shares outstanding:
Basic	15,249	15,223	15,120	15,365
Diluted	16,020	16,738	16,260	16,954

Cash dividend declared per share	$0.06	$0.05	$0.24	$0.20

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	December 31,	December 31,
	2014	2013

Current Assets:
Cash and cash equivalents	$40,862	$46,227
Accounts receivable, net	67,843	67,422
Other current assets	4,580	2,770

Total current assets	113,285	116,419

Property and equipment, net	6,793	8,241
Goodwill	37,409	37,638
Other assets	13,309	12,133

Total Assets	$170,796	$174,431

Current Liabilities:
Accounts payable	$8,865	$9,536
Accrued compensation	27,371	31,460
Other current liabilities	7,824	7,933

Total current liabilities	44,060	48,929

Long-term debt	—	—
Other liabilities	15,770	11,660
Shareholders’ equity	110,966	113,842

Total Liabilities and Shareholders’ Equity	$170,796	$174,431

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Year Ended
	December 31,	December 31,
	2014	2013

Net income	$10,350	$15,679
Depreciation and amortization expense	2,974	2,796
Equity-based compensation expense	3,088	2,647
Other operating items	(9,704)	(2,131)

Net cash provided by operating activities	6,708	18,991
Net cash used in investing activities	(2,984)	(6,709)
Net cash used in financing activities	(7,750)	(7,063)
Effect of exchange rates on cash and cash equivalents	(1,339)	394

Net increase (decrease) in cash and cash equivalents	(5,365)	5,613
Cash and cash equivalents at beginning of period	46,227	40,614

Cash and cash equivalents at end of period	$40,862	$46,227

COMPUTER TASK GROUP, INCORPORATED (CTG)

Other Financial Information

(Unaudited)

(amounts in thousands except days data)

	For the Quarter Ended				For the Year Ended
	Dec. 31,		Dec. 31,		Dec. 31,		Dec. 31,
	2014		2013		2014		2013

Revenue by Service

It Solutions	$34,500	35%	$40,464	39%	$149,601	38%	$164,801	39%
It Staffing	63,766	65%	62,271	61%	243,667	62%	254,235	61%

Total	$98,266	100%	$102,735	100%	$393,268	100%	$419,036	100%

Revenue by Vertical Market

Healthcare	26%		30%		29%		31%
Tech. Service Providers	26%		26%		26%		28%
Financial Services	8%		8%		8%		7%
Energy	6%		6%		6%		6%
General Markets	34%		30%		31%		28%

Total	100%		100%		100%		100%

Revenue by Location

North America	$78,832	80%	$81,867	80%	$314,924	80%	$341,924	82%
Europe	19,434	20%	20,868	20%	78,344	20%	77,112	18%

Total	$98,266	100%	$102,735	100%	$393,268	100%	$419,036	100%

Foreign Currency Impact on Revenue

Europe	$(1,649)		$940		$274		$2,323

Billable Travel Included in Revenue and Direct Costs

Billable Travel	$1,575		$2,754		$8,557		$11,763

Cash at End of Period	$40,862		$46,227

Cash from Operations	$15,670		$18,176		$6,708		$18,991

Long-term Debt Balance	$0		$0		$0		$0

Billable Days in Period	66		65		255		255

DSO	66		62

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CTG news releases are available on the Web at www.ctg.com.